EXHIBIT 99.1

Educational Development Corporation Announces Record March 2017 Revenues

TULSA, Okla., April 03, 2017 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports record unaudited net revenues for March, 2017.

Randall White, CEO of Educational Development Corporation, announced that the Company has had record revenues in March 2017 totaling approximately $9.4 million.  This revenue level represents an increase of $2.2 million, or 31% over March 2016 revenues of approximately $7.2 million.

Per Mr. White, “March sales results were very encouraging with double digit growth in both our UBAM and Publishing segments.  Our Publishing segment reported sales in excess of $1.0 million, the second highest sales month in the past 17 months.  Our UBAM segment sales exceeded $8.4 million, driven by the growth in consultants.  Our current active consultant count exceeds 27,000, which is near the highest consultant count in history, despite the challenges associated with delayed shipping that occurred in the fall of 2016.  This growth shows the continued strong demand for our products and our success would not be possible without the hard work and efforts of our loyal employees, consultants and publishing sales teams.”

About Educational Development Corporation

EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,300 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via retail outlets and by direct sales consultants nationally.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522